Exhibit 10.1

MASTER SUPPLY AND SERVICES AGREEMENT

This Master Supply and Services Agreement, dated as of October 10, 2025 (“Master Agreement”), is by and between Saminco Solutions LLC, a Delaware limited liability company (the “Supplier”), and CR Services, LLC, a Delaware limited liability company doing business in the State of Kentucky as CR Services, LLC of Kentucky (the “Customer”). Supplier and Customer are sometimes collectively referred to as the “Parties” and, individually, a “Party.”

RECITALS

WHEREAS, Customer may, from time to time, desire to (a) purchase traction drives, motors, switches, batteries, electrical systems and other equipment, parts, accessories, products and goods (collectively, the “Products”) from the Supplier and (b) obtain services from the Supplier, including in respect of the repair or refurbishment of Products or other equipment (collectively, the “Services”), and the Supplier desires to sell the Products, or render the Services, to the Customer, in each case subject to the terms and conditions of this Master Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1Definitions. For purposes of this Master Agreement, the following capitalized terms shall have the meanings ascribed to them as set forth below:

“Acceptance Date” means (i) with respect to any Product, the date that such Product is delivered to the Customer’s facility or location as specified in the applicable Purchase Order unless Customer has rejected such Product during the Inspection Period pursuant to Section 3.4(b), in which case the Acceptance Date is the date that a corrected Product is delivered to such facility or location and not further rejected during a new Inspection Period, and (ii) in the case of any Service, the date that the Supplier has completed the work.

“Affiliate” means, as to any Person, any other Person that (a) controls directly or indirectly such Person, (b) is controlled directly or indirectly by such Person or (c) is directly or indirectly under common control with such Person. For the purposes of this definition, (i) the term “control” (including the term “controlled by”) means the right to exercise more than fifty percent (50%) of the voting rights in such Person, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise, and (ii) unless otherwise stated to the contrary in this Master Agreement or any Agreement, no member of the Supplier Group shall be deemed to be an “Affiliate” of the Customer or any other Alliance Group Company.

“Agreement” shall have the meaning set forth in Section 2.2.

“Alliance Group Companies” shall mean Alliance Resource Partners, L.P., Alliance Resource Management GP, LLC, and the direct and indirect subsidiaries of Alliance Resource Partners, L.P.

“Assigned Duties” shall have the meaning set forth in Section 7.1.

“BER” shall have the meaning set forth in Section 4.3.

“Change Order” shall have the meaning set forth in Section 2.4.

“Confidential Information” shall have the meaning set forth in Section 6.10.

“Customer” shall have the meaning set forth in the preamble paragraph hereof.

“Customer Indemnified Parties” shall have the meaning set forth in Section 6.2.

“Disclosing Group” shall have the meaning set forth in Section 6.10.

“Drive Unit” shall have the meaning set forth in Section 4.6.

“Evaluation Fee” shall have the meaning set forth in Section 4.4.

“Extended Warranty Period” shall have the meaning set forth in Section 4.7.

“Force Majeure” shall have the meaning set forth in Section 6.6.

“Initial Term” shall have the meaning set forth in Section 2.1.

“Inspection Period” shall have the meaning set forth in Section 3.4.

“Losses” shall have the meaning set forth in Section 6.2.

“Master Agreement” shall have the meaning set forth in the preamble paragraph hereof.

“Master Agreement Date” shall mean the date of this Master Agreement.

“Master Agreement Term” shall have the meaning set forth in Section 2.1 hereof.

“Nonstandard Product” shall have the meaning set forth in Section 5.1.

“Out of Warranty Product” shall have the meaning set forth in Section 4.3.

“Parties” shall have the meaning set forth in the preamble paragraph hereof.

“Party” shall have the meaning set forth in the preamble paragraph hereof.

“Person” means any individual, company, joint venture, corporation, partnership, association, joint stock company, limited liability company, trust, estate, unincorporated organization, Government Authority or other entity having legal capacity

“Products” shall have the meaning set forth in the Recitals.

“Product Warranty” shall have the meaning set forth in Section 4.2.

“Product Warranty Period” means, unless a different period is specified in the applicable Purchase Order:

(i)in the case of any Product that is sold by the Supplier pursuant to any Agreement and classified as (or purported to be) a new Product, a period of twelve (12) months commencing from the Acceptance Date of such new Product; provided, however, that if any such new Product is repaired or replaced during any warranty period, the warranty period applicable to such Product shall be the greater of (x) the remainder of the original warranty period and (y) six (6) months from the date that the Product has been repaired or replaced; and

(ii)in the case of any Product that is sold by the Supplier pursuant to any Agreement and classified as (or purported to be) a refurbished Product, a period of six (6) months commencing from the Acceptance Date of such refurbished Product; provided, however, that if any such refurbished Product is repaired or replaced during any warranty period, the warranty period applicable to such Product shall be the greater of (x) the remainder of the original warranty period and (y) six (6) months from the date that the Product has been repaired or replaced;

provided, however, that the warranty periods set forth in clause (i) and (ii) above shall be extended, as to any new or refurbished Product, by any Extended Warranty Period (as more fully described in Section 4.7 hereof) applicable to such Product.

“Property” shall have the meaning set forth in Section 6.9.

“Purchase Order” means the Customer’s form purchase order, identified by Customer’s specific purchase order number, and listing or describing any Products or Services ordered by the Customer from the Supplier thereunder and setting out, as applicable, the order date, shipment date, shipment method, pricing information, and such other information as may be permitted to be set forth therein pursuant to the provisions hereof.

“Recipient Group” shall have the meaning set forth in Section 6.10.

“Renewal Term” shall have the meaning set forth in Section 2.1.

“RMA” shall have the meaning set forth in Section 4.2.

“Service Exchange” shall have the meaning set forth in Section 4.6.

“Services” shall have the meaning set forth in the Recitals.

“Service Warranty” shall have the meaning set forth in Section 4.5.

“Service Warranty Period” means, unless a different period is specified in the applicable Purchase Order, the period of ninety (90) days commencing on the date that the Supplier has completed the work in respect of the Service.

“Shipping Charges” shall have the meaning set forth in Section 3.3.

“Standard Product” shall have the meaning set forth in Section 5.1.

“Supplier” shall have the meaning set forth in the preamble paragraph hereof.

“Supplier Company” shall have the meaning set forth in the definition of Supplier Group.

“Supplier Group” means (i) Saminco Solutions LLC, American Traction Solutions Inc., Saminco Technologies LLC (each, a “Supplier Company”), and (ii) any Person that “controls” (within the meaning set forth in the definition of Affiliate), directly or indirectly, any Saminco Company or any subsidiary thereof.

“Supplier Indemnified Parties” shall have the meaning set forth in Section 6.3.

“Taxes” shall have the meaning set forth in Section 3.1.

“Title Warranty” shall have the meaning set forth in Section 4.1.

“Work” means all of the Products to be produced, sold and delivered to the Supplier, and all of the Services to be performed by the Supplier, together with the other obligations of the Supplier, under any Agreement (including the Purchase Order applicable thereto).

Section 1.2Interpretation. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of the Master Agreement and each Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “the Agreement,” “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to the Master Agreement or the relevant Agreement (as applicable) as a whole and not to any particular subdivision unless expressly so limited. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. The words “this Section,” “this subsection,” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. Unless expressly stated otherwise, “discretion” means sole discretion, and “verifiable” (if used) means capable of being verified by an independent third party based on information provided to by a Party to the other Party. All references to any statute, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor statute, regulations or amending pronouncement. The term “day” shall mean a calendar day. No term of the Master Agreement or any Agreement shall be construed in favor of, or against, a Party as a consequence of one Party having had a greater role in the preparation or drafting of the Master Agreement or any Agreement, but shall be construed as if the language were mutually drafted by both Parties with full assistance of counsel. The “Work” includes (i) all work, services and other incidental actions that can reasonably be implied or inferred as necessary to complete the Work, even if not expressly mentioned in the Agreement, and (ii) the property created by, and other tangible manifestations of, the Work.

ARTICLE 2

TERM; PURCHASE ORDERS; APPLICABILITY

Section 2.1Term. This Master Agreement shall enter into full force and effect as of the Master Agreement Date and shall, unless earlier terminated in accordance with its terms and conditions, continue in full force and effect until the fifth (5th) anniversary of the Master Agreement Date (the “Initial Term”). The Initial Term and each successive one-year renewal period shall be automatically extended a period of one (1) year each (each, a “Renewal Term”) unless either Party shall have given written notice of termination at least thirty (30) days prior to the expiration of the Initial Term or any Renewal Term (the Initial Term, together with each successive Renewal Term, the “Master Agreement Term”). Without limiting the foregoing, the Parties agree that the Initial Term or any Renewal Term may be terminated by a Party, without cause, upon the giving of not less than 90 days’ prior written notice to the other Party. The expiration of the Master Agreement Term or other termination of the Master Agreement shall not cause any Agreement entered into hereunder to terminate, unless expressly stated otherwise in such Agreement.

Section 2.2Orders for Products or Services; Purchase Orders. Subject to Sections 2.3 and 2.4, and for the duration of the Master Agreement Term: (a) the Customer may (but shall not be obligated to) from time to time execute one or more Purchase Orders with Supplier for the purchase of Products or Services, appropriately completed, with each such Purchase Order creating a separate and specific agreement in respect of the Products to be purchased or the Services to be rendered as described in such Purchase Order on the terms set forth in this Master Agreement (each such separate agreement is hereinafter referred to as an “Agreement”). The Parties agree that each Purchase Order shall become a binding Agreement as against the Supplier and the Customer upon any of (i) the Supplier acknowledging its receipt and acceptance of such Purchase Order (which may be by email), (ii) Supplier signing such Purchase Order and returning its signed copy thereof to the Customer or (iii) Supplier delivering any of the Products or performing any of the Services ordered by the Customer pursuant to the applicable Purchase Order.

Section 2.3The Agreement. Each Agreement entered into pursuant to this Master Agreement shall consist of (a) Article 1 through Article 7 of this Master Agreement, (b) the Exhibits to this Master Agreement, (c) the Purchase Order applicable to such Agreement, (d) any attachments to such Purchase Order, and (e) all documents, standards and other requirements that are incorporated into such Purchase Order by reference. To the extent that any conflict arises between the foregoing documents, precedence shall be given to such documents in the order in which they are listed in this Section 2.3. Without limiting the generality of the foregoing, the Parties agree that any terms and conditions proposed by the Supplier and that are not incorporated into the Customer’s Purchase Order shall not be binding upon the Customer, and any purchase order, invoice or other document that is delivered by the Supplier that has the effect of or is intended to have the effect of altering, modifying or varying any of the terms and conditions of the Customer’s Purchase Order shall not form a part of any Agreement, shall not be binding upon the Customer and shall have no legal force and effect upon the Customer (notwithstanding anything to the contrary contained in the Supplier’s purchase order, invoice or other document).

Section 2.4Modification. None of the terms and conditions contained in an Agreement may be added to, modified, superseded or otherwise altered, including by course of dealing, except by a written instrument specifically referencing the affected provision of the Agreement signed by an authorized representative of the Customer and the Supplier (“Change Order”). Customer reserves the right to modify the terms of any Purchase Order including, without limitation, any one or more of the following, with the consent of the Supplier (not to be unreasonably withheld, delayed or conditioned): (a) instructions, specifications, drawings and data incorporated in the Purchase Order; (b) addition or deduction in quantities of goods ordered; (c) methods of packing, shipment or delivery; (d) place of delivery or performance; or (e) time of delivery or performance. Such changes shall be made by written Change Order signed by authorized representatives of the Customer and the Supplier, which Change Order shall include such adjustments for price increases or extensions of time as shall be equitable under the circumstances. Any claim by the Supplier for adjustment under this Section 2.4 shall be deemed waived unless submitted to Customer in writing within ten (10) days from receipt by the Supplier of the Change Order. In the event that any other provision of this Master Agreement, including Article 5 hereof, shall specify terms and conditions relating to any change, modification or alteration in or to the terms of any Agreement that differ from the provisions of this Section 2.4, then such other provision contained in this Master Agreement shall control and govern.

Section 2.5Non-Exclusive Arrangements. This Master Agreement and each Agreement formed pursuant hereto is a nonexclusive arrangement. Accordingly, the Customer may purchase goods and services from any other Person. The Customer is not, by executing this Master Agreement, bound to execute any Purchase Order or enter into any other agreement with the Supplier.

ARTICLE 3

PRICING; PAYMENT; CHANGE ORDERS

Section 3.1Pricing.

(a)Price for Products. The price for the purchase of any Product shall be the price set forth in the applicable Purchase Order. The Supplier shall have the right to change the price of a Product set forth in such Purchase Order by the giving of written notice to the Customer at least 30 days prior to shipment of such Product; provided, however, that the Customer shall have the right to cancel any Product ordered in such Purchase Order that is the subject of such price increase in accordance with Section 5.1(a).

(b)Price for Services. The amount payable for any Services that are the subject of any Purchase Order shall, unless otherwise specified in such Purchase Order, be based on the Supplier’s current hourly labor rate then in effect and applicable to all customers of the Supplier in general, which rates may be changed by the Supplier from time to time.

(c)Taxes, etc. The price for all Products and Services do not include present or future sales, use excise, value added or other similar taxes or any import duty or tariff (including brokerage fees) (collectively, the “Taxes”). All such Taxes shall be paid by the Customer, except to the extent otherwise specified in a Purchase Order or otherwise included in the base purchase price of the Product, unless the Customer provides a proper tax exemption certificate acceptable to the appropriate taxing authorities with respect to any such Taxes.

(d)Pricing Protection; Books and Records Audit Rights. The Supplier agrees that the prices charged and billed to the Customer for the sale of its Products or the provision of its Services in connection with any Purchase Order shall be no less favorable to the Customer than those generally extended to other similarly situated customers of the Supplier ordering similar Products or requesting similar Services under similar circumstances, except as may be otherwise agreed to in a specific Purchase Order; provided, however, that without limiting the generality of the foregoing, the Customer acknowledges and agrees that Supplier’s sale of Products or Services to any of the Supplier’s distributors, marketers, sales agents or distribution channel parties (or similar parties) for further sale or distribution to end-users under any distribution, marketing, sales or similar agreement (including any such distribution, marketing or sales agreement between the Supplier and Saminco Trading (PTY) Ltd. or any entity that shall be the successor owner of Saminco Trading (PTY) Ltd. (either by merger, consolidation, asset or stock purchase or otherwise)) shall not be subject to the provisions of this Section 3.1(d). Supplier agrees that the Customer shall have the right, from time to time during the Master Agreement Term but not more frequently than two (2) times per year, to inspect the applicable books and records of the Supplier reasonably necessary to enable the Customer to determine Supplier’s compliance with the provisions of this Section 3.1(d). The inspection will be at Customer’s expense and during the Supplier’s normal business hours at its facilities, and the Supplier shall cooperate with the reasonable requests of the Customer in connection therewith, subject to such confidentiality conditions that the Supplier may reasonably require. In the event that the Customer has established that the Supplier has failed to comply with the provisions of this Section 3.1(d), the Supplier shall refund to the Customer any overcharges or, in the alternative and at the request of the Customer, provide such other discounts, warranty extensions or other accommodations on past, present or future Purchase Orders as may be mutually acceptable to the Customer and the Supplier.

Section 3.2 Payments and Invoicing.

(a)Generally. Except as otherwise provided in a Purchase Order, the Supplier shall invoice the Customer for payment upon the shipment of the Products (including any repaired Product) or completion of the Services covered by such Purchase Order. To the extent required by a Customer, invoices shall include lien waivers from the Supplier, in such form as shall be reasonably acceptable to the Customer. Upon notice from the Customer, the Supplier shall correct any deficiencies in any invoice or associated documentation and furnish any additional supporting information that the Customer may reasonably request in order to verify the accuracy of the invoice. No payment made under the Agreement shall be considered approval or acceptance of any Product or Services. The Supplier reserves the right to require payment (in whole or in part) in advance, including for any special Products or Services, provided such advance payment requirements are set forth in the applicable Purchase Order. In the event that the Customer shall fail to make any payment (including any installment payment), when due, the Supplier shall have the rights specified in Article 5 hereof.

(b)Time and Method of Payment. Payment of all undisputed amounts shall be due not more than thirty (30) days after Customer’s receipt of a properly supported invoice, except as otherwise mutually agreed to and set forth in the applicable Purchase Order or invoice. Payments by the Customer shall be made to the Supplier’s principal offices in the United States of America as set forth in the Supplier’s invoice, and amounts due shall be paid in U.S. dollars by check or electronic funds transfer, as shall be set forth in the Supplier’s invoice. Invoices not paid when due shall, at the option of the Supplier, bear interest from the date due until the date paid at the rate of 1.5% per month but in no event at a rate greater than the maximum rate permitted by applicable law. Any amount of an invoice that is disputed by the Customer in good faith and upon reasonable grounds shall not, during the pendency of such dispute, accrue interest.

Section 3.3Transportation and Shipping; Title of Products.

(a)Transportation and Shipping Costs.

(i)For Product Shipped by the Supplier to the Customer. Unless otherwise provided in a Purchase Order, all shipments of Product by the Supplier to the Customer shall be shipped F.O.B. point-of-origin, and the Supplier shall invoice the cost of shipping, including the cost of freight, packaging and handling (collectively, the “Shipping Charges”), to the Customer, except in the following circumstances:

(A)if a Product has been returned to the Supplier for repair while under the Product Warranty Period, the Supplier shall be responsible (without invoicing the Customer) for the Shipping Charges incurred by the Supplier to return the repaired Product, or a new Product in substitution therefor, to the Customer (it being agreed that if the Supplier has determined that such Product was not defective or otherwise in need of repair, then the Shipping Charges will be invoiced to the Customer); and

(B)if a defective Drive Unit that remains covered by the Product Warranty Period is returned to the Supplier within 30 days of the Acceptance Date thereof and the Supplier delivers a replacement Drive Unit pursuant to a Service Exchange, the Supplier shall pay the Shipping Charges (without invoicing the Customer) to deliver the replacement Drive Unit to the Customer.

(ii)For Product Returned or Shipped by the Customer to the Supplier. Unless otherwise provided in a Purchase Order, any Product that is returned by the Customer to the Supplier for any reason shall be shipped F.O.B. point-of-origin, and the Customer shall be responsible (without invoicing the Supplier) for the Shipping Charges incurred by the Customer to return or otherwise ship any Product to the Supplier, except if the Customer returns a Product to the Supplier that is found, during the Inspection Period, to be damaged, defective or otherwise not conforming to the specifications of the Purchase Order, in which case the Supplier shall be responsible for the Shipping Charges (either by way of reimbursement or credit or otherwise) incurred by the Customer to return such Product to the Supplier.

(iii)Method of Shipment. All Products shipped by the Supplier to the Customer shall be shipped via the method set forth in the applicable Purchase Order and, if not specified therein, shall be shipped via ground transportation. If the Customer requests expedited shipping (e.g., next day air, or otherwise), the Customer shall be responsible for all such costs or, in any case where the Supplier is responsible to pay Shipping Charges as set forth in this Section 3.3, any incremental expedited Shipping Charges beyond the Supplier’s ordinary ground transportation Shipping Charges (unless otherwise provided in the applicable Purchase Order).

(b)Risk of Loss. For Products shipped by the Supplier to the Customer, risk of loss shall pass to the Customer upon the completion of unloading (or delivery) at the Customer’s delivery point specified in the applicable Purchase Order. For Products returned or otherwise shipped by the Customer to the Supplier for any reason (whether for repair under the Product Warranty or otherwise), risk of loss shall pass to the Supplier upon the completion of unloading (or delivery) at the Supplier’s delivery point specified in the applicable Purchase Order.

Section 3.4.Inspection and Acceptance.

(a)Inspection. Unless otherwise specified in a Purchase Order, the Customer shall have fifteen (15) days following the date of delivery of any Product or the performance of any Service pursuant to a Purchase Order (the “Inspection Period”) to inspect such Product (whether such Product is a new Product or a repaired Product, and whether or not under warranty) or evaluate such Service to determine (i) in the case of any Product, if such Product was delivered damaged or is defective or fails to conform to the requirements or specifications of the applicable Purchase Order or shipping label and the applicable Agreement, or (ii) in the case of any Service, such Service was performed in accordance with the Purchase Order and the applicable Agreement. Following the Inspection Period, the Customer shall have no right to reject any Product or Service or its acceptance thereof. Payment for any Product or Service shall not be deemed to constitute a waiver of the Customer’s inspection rights.

(b)Acceptance. If the Customer fails to give the Supplier written notice on or prior to the expiration of the Inspection Period of any damaged, defective or non-conforming Product or any non-performance of any Service, as contemplated by Section 3.4(a), then such Product or Service shall be deemed accepted by the Customer and, thereafter, Customer’s rights with respect to defects, damage, non-conformance or non-performance shall be governed by the Warranty provisions of the applicable Agreement.

(c)Return of Non-Conforming Products; Inspection Period. If the Customer notifies the Supplier of any damaged, defective or non-conforming Product, or any non-performance of any Service, as contemplated by Section 3.4(a), within the Inspection Period, then (i) in the case of a Product, the Supplier shall, at its cost and expense, make such corrections as shall be necessary to remedy or correct such damaged, defective or non-conforming Product, or (ii) in the case of any Service, correct such non-performance at the Supplier’s cost and expense; provided, however, that if the Supplier determines that it cannot so remedy or correct such Product or Service within a reasonable period of time, the Supplier shall give written notice thereof to the Customer and the Customer shall be entitled to a refund of the amount paid by it for such Product or Service (or such other equitable adjustment as the Parties shall mutually agree upon).

ARTICLE 4

WARRANTY; REMEDIES; DISCLAIMER

Section 4.1Title Warranty. The Supplier warrants that the Customer shall have good and merchantable title, free and clear of all liens and other encumbrances, to all Products purchased by the Customer pursuant to any Agreement (the “Title Warranty”). The Title Warranty with respect to any Product shall remain in effect without expiration.

Section 4.2Product Warranty.

(a)Product Warranty Generally. The Supplier warrants that for, the Warranty Period, the Products shall be free from defects in materials and workmanship, shall be of the kind and quality specified in the applicable Purchase Order (i.e., new Product, refurbished Product, or otherwise), shall be fit for the purposes for which they are intended and shall conform to the specifications set forth in the applicable Agreement or any applicable product specifications made available by the Supplier (including on its website and in its marketing brochures) (the “Product Warranty”).

(b)Service Repair of Warrantied Products. If, during the applicable Warranty Period, a Product fails to conform or operate in accordance with the Product Warranty, normal wear and tear excepted, the Supplier shall, at its option, either repair, replace or refund the purchase price of any defective, damaged or non-conforming Product (or any part thereof), in accordance with the other provisions of this Section 4.2(b).

(i)Submission of Warranty Service Request; Return of Product. The Customer shall give written notice to the Supplier requesting repair under a Product Warranty and setting out in reasonable detail (to the extent known to the Customer) the defect with respect to such Product, at which time the Supplier shall provide the Customer with such information as shall be necessary to facilitate the repair request and the return of the applicable Product (including the Supplier’s “return materials authorization” (“RMA”) number. After receipt of the returned Product, the Supplier shall deliver to the Customer a letter or other communication in writing, acknowledging receipt of such Product and the estimated schedule to complete the repair.

(ii)Repair Timetable. Any Product returned to the Supplier for warranty repair shall be repaired within thirty (30) days of the Supplier’s receipt of such Product at the Supplier’s facility. The Supplier shall have the right, at its option, of not repairing the warrantied Product and, instead, delivering to the Customer a new Product within such thirty (30)-day period. In lieu of returning the applicable Product to the Supplier for warranty service repair, the Supplier, at its option, may arrange for its technicians to repair the applicable Product at the Customer’s facility to which it was originally shipped (or such other mutually acceptable location) within thirty (30) days of the submission by the Customer of a warranty service request. Any warranty repair that the Customer requests to be completed on an expedited basis may incur, at the option of the Supplier, an expedited repair charge (based on the Supplier’s customary pricing for expedited repair service) provided the Customer has given its prior approval, in writing, of such expedited service charge.

(iii)Refund of Purchase Price. If, after the Customer has requested Warranty repair with respect to a Product, the Supplier determines that such Product cannot be repaired and that the Supplier is unable to deliver a new Product in replacement of such defective Product (due to the fact that such defective Product has been discontinued or that parts are not available to the Supplier, or other similar reasons beyond the control of the Supplier), then the Supplier shall notify the Customer of such determination and shall refund to the Customer the purchase price for such defective Product, based on such equitable arrangement as the parties shall mutually agree upon and no less favorable to the Customer as the equitable adjustments provided to other similarly situated customers of the Supplier under similar circumstances.

Section 4.3Repairs of Products Out of Warranty.

(a)Request for Repair. The Customer may request the Supplier to repair any Product as to which the Product Warranty has expired (an “Out of Warranty Product”) pursuant to a Purchase Order. Upon delivery of a Purchase Order by the Customer to the Supplier, the Supplier shall provide the Customer with such information as shall be necessary to facilitate the service repair request and the return of the Out of Warranty Product, including by providing the Supplier with an RMA number. After receipt of the Out of Warranty Product, the Supplier shall deliver to the Customer a letter or other communication in writing, acknowledging receipt of such item and confirming the estimated schedule to complete the repair as set forth in clause (c)

of this Section 4.3. In submitting a Purchase Order with respect to the repair of any Out of Warranty Product, the Customer shall provide to the Supplier (in the applicable Purchase Order or in a separate communication) such information as is reasonably available to the Customer that identifies the deficient operating issues that are affecting such product.

(b)Pricing. All Out of Warranty Products as to which the Customer shall request repair as contemplated by this Section 4.3 shall incur a repair charge based on the Supplier’s then current hourly rate customarily charged for such repair services plus Supplier’s charges (at its customary product pricing) for all materials, unless a different pricing arrangement (including a “no charge” arrangement) is set forth in the applicable Purchase Order. The Supplier shall also charge the Customer additional fees for the evaluation of the Out of Warranty Product, as set forth in Section 4.4.

(c)Repair Timetable. Subject to clause (d) of this Section 4.3, any Out of Warranty Product returned to the Supplier for repair shall be repaired within thirty (30) days of the Supplier’s receipt of such Product at the Supplier’s facility, unless otherwise specified in the applicable Purchase Order. In lieu of returning the Out of Warranty Product to the Supplier for repair, the Supplier, at its option, may arrange for its technicians to repair such item at the Customer’s facility (or such other mutually acceptable location) within thirty (30) days of the submission by the Customer of the repair Purchase Order, unless a different period is specified in the Purchase Order. Any repair that the Customer requests to be completed on an expedited basis may incur, at the option of the Supplier, an expedited repair charge (based on the Supplier’s customary pricing for expedited repair service) provided the Customer has given its prior approval, in writing, of such expedited service charge.

(d)Beyond Economical Repair. If the Supplier determines, after it has inspected or evaluated an Out of Warranty Product, that such item is beyond economical repair (“BER”), the Supplier will give notice thereof to the Customer as soon as reasonably practicable following such determination, in which case the Supplier shall, if requested by the Customer within five (5) business days of informing the Customer that such item is BER, return such item to the Customer, at the Customer’s cost and expense. If no such request is made by the Customer within such five (5) business days, such Out of Warranty Product shall be deemed to be abandoned by the Customer and the Supplier shall have the right to deal with such item in any manner it desires, including by disposing of such item.

(e)Warranty for Repair of Out of Warranty Product. Unless otherwise provided in the applicable Purchase Order, the Supplier warrants that the Services provided by the Supplier for the repair of any Out of Warranty Product shall be, for the Service Warranty Period, free from defects in materials and workmanship; provided that any Products that are incorporated into the Out of Warranty Product that is the subject of such repair are subject to and shall be covered by the Product Warranty for the Product Warranty Period.

Section 4.4Evaluation Fee. The Supplier shall charge the Customer an evaluation fee (the “Evaluation Fee”), based on its customary hourly rates then in effect, in connection with the evaluation of any Out of Warranty Product that the Supplier determines is BER or, after determining the repair cost, the Customer elects not to have repaired, in each case unless a different fee (or no fee) is otherwise specified in the Purchase Order applicable to such repair. The Evaluation Fee shall apply regardless of whether (i) the Supplier has determined that the item is in good working order, (ii) the item is BER, or (iii) the Customer elects not to have the item repaired. The Supplier shall credit the Evaluation Fee paid by the Customer to any new or refurbished Product that the Customer agrees to purchase in replacement of the BER Product provided that such purchase is made within 120 days of the date that the Supplier advises the Customer that such Out of Warranty Product was determined to be BER.

Section 4.5Warranty for Services. The warranty provided in this Section 4.5 shall apply to any Services provided by the Supplier other than in connection with (i) repair of any new or refurbished Product that is repaired while under the Product Warranty, which is governed by Section 4.2, and (ii) repair of any Out of Warranty Product, which is governed by Section 4.3.

(a) Service Warranty Generally. The Supplier warrants that, for the Service Warranty Period, (i) the Supplier will perform the Services under a Purchase Order using personnel, equipment, and material qualified and suitable therefor, (ii) the Supplier will perform such Services (A) in accordance with, and the completed Services shall comply fully with, any applicable specifications, all requirements of the applicable Agreement and applicable laws, permits, rules and regulations, (B) in a diligent and workmanlike manner and in accordance with good industry practice, and (C) in accordance with the Supplier’s reasonable rules and standards as may be in effect from time to time, and (iii) that any Products installed in connection with such Service will be new and of good quality, free from encumbrances, and free from defects in title, materials, workmanship and, to the extent the Services include design or engineer services, free from defects in design, except to the extent the Purchase Order in respect of such Service shall provide otherwise (collectively, the “Service Warranty”); provided, however, that any Products installed in connection with such Service shall be covered by the Product Warranty.

(b)Remedy of Defective Services.

(i)Remedy in General. During the Service Warranty Period, the Supplier shall, at its sole cost, expense and risk, correct (by repair, replacement, reinstatement or other means reasonably satisfactory to the Supplier) all defects identified by the Customer with respect to the Services performed by the Supplier pursuant to an Agreement; provided, however, that the Supplier shall not be liable for defects caused by the Customer or an event of Force Majeure. In the event that the Supplier determines, after evaluation, that the Service defect cannot be remedied, the Supplier shall refund all or a portion of the amounts paid by the Customer for such Service, based on an equitable adjustment that takes into account the period of time that the Service was not defective.

(ii) Timetable for Correction. Any defective Service requiring correction (by repair, replacement, reinstatement or other means reasonably satisfactory to the Supplier), shall be corrected within ten (10) days of the Supplier’s receipt of notice of correction (and, if applicable, receipt of the affected equipment or part at the Supplier’s facility), unless the Customer shall otherwise agree pursuant to a Purchase Order. The Supplier, at its option, may arrange for its technicians to correct any defective Service at the Customer’s facility within ten (10) days of the submission by the Customer of notice of such defective Service. Any correction of a defective

Service that the Customer requests to be completed on an expedited basis may incur, at the option of the Supplier, an expedited Service fee charge (based on the Supplier’s customary pricing for similar expedited services) provided the Customer has given its prior approval, in writing, of such expedited service charge.

Section 4.6Service Exchange Program. The Customer may, from time to time, maintain a program that entitles the Customer to exchange Supplier’s standard drive units (a “Drive Unit,” which excludes accessories, foot switches and cable assemblies, which are subject to the Product Warranty) for a comparable replacement unit, subject to the other provisions of this Section 4.5 (a “Service Exchange”).

(a)Procedure for Service Exchange; Price; Other Terms. If the Customer desires to exchange a defective Drive Unit, the Customer shall contact the Supplier. If a new Drive Unit is available for Service Exchange, the Supplier shall give notice thereof as soon as practicable, which notice shall indicate the terms and conditions of such Service Exchange, including the price and shipment date thereof. If the Service Exchange is requested within the first thirty (30) days of the Acceptance Date of the defective Drive Unit, the new Drive Unit will be provided to the Customer at no charge). If the Customer and the Supplier agree to effect a Service Exchange, the Customer and the Supplier shall enter into a Purchase Order setting out the terms and conditions thereof, including with respect to (i) pricing and shipment date of the replacement Drive Unit and (ii) the return of the defective Drive Unit.

(b)Return of Defective Drive Unit. Unless otherwise provided in such Purchase Order, (i) the defective Drive Unit shall be returned to the Supplier within fourteen (14) days of the date that the Customer receives the new Drive Unit in exchange therefor, and (ii) the Customer shall return the defective Drive Unit in repairable condition (except to the extent of the defect including any damage to the defective Drive Unit on account of any defect, and otherwise normal wear and tear excepted) and, if not, the Supplier shall have the right to charge the Customer an equitable amount consistent with its customary practices (but not to exceed the full purchase price thereof) and in any event not more than the Supplier charges other similarly situated customers under similar circumstances.

(c)Delivery of the Service Exchange Unit. The Supplier shall ship the replacement Drive Unit on or before the shipment date thereof as specified in the Purchase Order, or such other date as the parties shall mutually agree upon.

(d)Warranty Applicable to the Service Exchange Unit. The Warranty Period applicable to the new Drive Unit delivered to the Customer in connection with a Service Exchange shall be the remainder of the Warranty Period applicable to the original, defective unit, but in no event less than ninety (90) days from the Acceptance Date of the new unit.

Section 4.7Extended Warranty. The Supplier may (but is not obligated to) offer an extended Product Warranty to the Customer on new or refurbished Products sold by the Supplier. If the Customer desires to purchase an extended Warranty on any new or refurbished Product, the Customer shall deliver to the Supplier, not later than 90 days (or such later period as the Parties may mutually agree) of the Acceptance Date with respect to such Product, identifying the desired term of the extended Product Warranty. Upon mutual agreement (if at all) by the Supplier and the Customer of the duration and the price for the extended Product Warranty and payment by the Customer to the Supplier of all amounts required to be paid for such extended Product Warranty, the Warranty Period shall be automatically extended by the duration of the extended Warranty Period specified in the invoice or Purchase Order in respect thereof (the “Extended Warranty Period”).

Section 4.8Field Service Charges. In the event that any technicians of Supplier are called upon to make any repairs or provide other Services to the Customer at its facilities, the Customer acknowledges that, unless otherwise specified in a Purchase Order, the Supplier shall have the right to:

(a)charge a minimum of four (4) hours on-site for the time of such technician, at the Supplier’s customary hour rate as in effect from time to time;

(b)charge the Customer a reasonable charge for the technician’s travel time to and from the site from the technician’s place of work, based on the travel time rate customarily charged by the Supplier and as in effect from time to time;

provided, however, the charges described in this Section 4.8 shall not apply to any field service to repair any Product that is covered by a Product Warranty.

Section 4.9On-Site Training. From time to time, the Supplier may agree to provide on-site training to the Customer with respect to any Product, in which case the Customer and the Supplier shall enter into a Purchase Order setting out the pricing and other terms and condition with respect to such training. Unless otherwise agreed pursuant to a Purchase Order, on-site training shall be provided to the Supplier on a time and materials basis and based on the rates for field service as set forth in Section 4.8.

Section 4.10Assignment of Manufacturer Warranties. The Supplier hereby assigns to the Customer all of its rights and interests in the warranties, if any, provided by the individual manufacturers of parts and other Products supplied to the Supplier and that are incorporated in, or constitute, Products sold by the Supplier to the Customer (or that are otherwise supplied by the Supplier to the Customer) to the extent that such assignment is not prohibited by the terms of any agreement between the Supplier and its manufacturers; provided, however, that nothing contained in this Section 4.10 shall limit any of the obligations, including any warranty obligations, of the Supplier set forth in this Mater Agreement or any Agreement.

Section 4.11Warranty Disclaimer and Limitations. THE EXPRESS WARRANTIES AND REMEDIES SET FORTH IN THIS MASTER AGREEMENT OR, IF APPLICABLE, ANY AGREEMENT ARE IN LIEU OF AND SUPERSEDE ALL OTHER WARRANTIES AND REMEDIES WHETHER EXPRESS OR IMPLIED, ORAL OR STATUTORY, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN CONTRACT OR TORT, INCLUDING WITHOUT LIMITATION PRODUCT LIABILITY. THE SUPPLIER SHALL HAVE NO OBLIGATIONS OR LIABILTIES TO THE

CUSTOMER, FOR WARRANTY OR OTHERWISE, IN THE EVENT THAT ANY PRODUCT IS (A) NOT USED AND MAINTAINED IN ACCORDANCE WITH THE PURPOSE IN WHICH IT WAS INTENDED AND IN ACCORANCE WITH APPLICABLE SPECIFICATIONS, GUIDELINES AND LIMITATIONS APPLICABLE TO THE PROPER USE THEREOF, (B) NOT STORED, INSTALLED (IF INSTALLATION IS PERFORMED BY THE SUPPLIER) OR MAINTAINED PROPERLY AND IN ACCORANCE WITH ANY APPLCIABLE SPECIFICATIONS OR GUIDELINES PROVIDED IN WRITING AND ON A TIMELY BASIS TO THE CUSTOMER BY THE SUPPLIER, (C) REPAIRED OTHER THAN BY AN AUTHORIZED REPRESENTATIVE OF THE SUPPLIER, UNLESS OTHERWISE APPROVED IN WRITING BY THE SUPPLIER, OR (D) ALTERED OTHER THAN IN A MANNER THAT IS CUSTOMARY FOR THE PROPOER INSTALLATION OR USE THEREOF CONSISTENT WITH INDUSTRY PRACTICES OR IN A MANNER THAT IS APPROVED IN WRITING BY THE SUPPLIER OR SET FORTH IN ANY SPECIFICATIONS OR GUIDELINESS APPLICABLE TO SUCH PRODUCT.

ARTICLE 5

CANCELLATION; RESCHEDULE

Section 5.1Cancellation by Customer. Time is of material importance to Customer in connection with the performance of the Supplier’s obligations under any Agreement. The Customer shall have the right to cancel any Agreement, in whole or in part, subject to the following terms and conditions:

(a)Cancellation for Price Increase. In the event that the Customer receives written notice from Supplier of any increase in the price of any Product ordered pursuant to an Agreement, the Customer shall have the right to cancel such Agreement with respect to the Product or Products that are the subject of such price increase by giving written notice to the Supplier not later than ten (10) business days following receipt of such notice, in which case (i) all moneys (including advances or deposits) paid by the Customer to the Supplier for such Products prior to the date of cancellation shall be refunded to the Customer within three (3) business days of the date of cancellation and (ii) the Customer shall have no further obligations or liabilities to the Supplier in respect thereof (other than import duties and tariffs incurred by the Supplier) unless (X) the Supplier agrees to rescind such price increase after receiving the Customer’s notice of cancellation, or (Y) the Supplier and the Customer mutually agree upon a new price for such Product or Products, in which case such new price shall apply as reflected in a Change Order or other amendment to the applicable Purchase Order.

(b)Cancellation of Product Orders. For purposes of this Master Agreement, all Products ordered by the Customer under any Agreement shall be deemed to be a standard Product (a “Standard Product”) unless the Purchase Order relating thereto shall specifically state that the Product is a “nonstandard” Product (a “Nonstandard Product”). The Customer shall have the right to cancel any Agreement, in whole or in part, relating to the purchase of Standard or Nonstandard Products, as follows:

(i)Standard Product. The Customer shall have the right to cancel the purchase of any Standard Product under any Agreement at any time prior to the

Supplier’s shipment thereof by giving written notice to the Supplier to such effect; provided, however, that if notice of cancellation is delivered to the Supplier within thirty (30) days of the scheduled date of shipment set forth in the applicable Purchase Order, such cancelled order may be subject to a re-stocking fee, at the option of the Supplier, of up to twenty percent (20%) of the contracted price of the Standard Product.

(ii)Nonstandard Product. The Customer shall have the right to cancel the purchase of any Nonstandard Product under any Agreement at any time prior to the Supplier’s shipment thereof specified in the applicable Purchase Order by giving written notice to the Supplier to such effect; provided, however, that if notice of cancellation is delivered to the Supplier (A) within ninety (90) days of the scheduled date of shipment, such cancelled order may be subject to a re-stocking fee, at the option of the Supplier, of up to one hundred percent (100%) of the contracted price of the Nonstandard Product, and (B) more than ninety (90) days of the scheduled date of shipment, such cancelled order may be subject to a re-stocking fee, at the option of the Supplier, on an equitable basis that is based on the percentage of work in process or completed (and parts ordered) prior to the date of cancellation. Notwithstanding the foregoing, any Nonstandard Product that has been completed prior to the date of cancellation by the Customer shall, at the option of the Supplier, be required to be purchased by the Customer for the full amount required to be paid by the applicable Agreement in respect thereof, in which case the Supplier shall ship the completed Nonstandard Product on the scheduled date of shipment (or such earlier date as the Customer shall request).

(c)Cancellation of Service Purchase Orders. The Customer shall have the right to cancel any Service request made pursuant to any Agreement provided the Customer shall have given written notice of cancellation to the Supplier at least two (2) business days in advance of the scheduled Service date (or such lesser number of days as the Supplier may otherwise agree). If the Supplier shall have incurred any costs and expenses in connection with such Service request, including costs in respect of the purchase of any parts or other suppliers, the Customer shall, upon the request of the Supplier, reimburse the Supplier for the cost of such parts or other supplies and for any other costs (including labor in preparation for such Service based on the supplier’s standard hourly rates) actually incurred by the Supplier in connection therewith.

(d)Payment to Supplier of the Re-Stocking Fee. Any re-stocking fee charged by the Supplier to the Customer pursuant to Section 5.1(b), and any costs and expenses required to be reimbursed to the Supplier pursuant to Section 5.1(c), shall be paid by the Customer promptly following Supplier’s written demand therefor.

(e)Cancellation Due to Non-Shipment or Non-Performance. The Customer shall have the right, at its option by giving written notice to the Supplier, to cancel the purchase of any Product (whether a Standard or Nonstandard Product) under any Agreement, or cancel any Service request pursuant to any Agreement, without cost, penalty or other charge or liability to the Customer, if (A) in the case of any Product, the Supplier has failed to ship such Product more than fifteen (15) days past the scheduled date of shipment therefor as set forth in the applicable Purchase Order or has otherwise breached its obligations under the Agreement relating thereto and such breach has not been remedied in all material respects by the Supplier within fifteen (15)

days of Supplier’s receipt of written notice from the Customer of such breach unless the delay in the Supplier’s performance has been caused by an event of Force Majeure affecting the Supplier that has lasted not more than sixty (60) days, or (B) in the case of any Service request, the Supplier has failed to provide the Service on the date scheduled therefor unless such delay in performance is caused by an event of Force Majeure affecting the Supplier that has lasted not more than five (5) days.

Section 5.2Rescheduling by Customer. The Customer shall have the right to reschedule the shipment or completion date of any Product ordered under any Purchase Order, or the date on which a Service is to be performed as set forth in any Purchase Order, to an earlier or later date that is selected by the Customer and acceptable to the Supplier (with approval not to be unreasonably withheld), in which case the Supplier shall have the right to make an equitable adjustment to the amount required to be paid by the Customer pursuant to the applicable Purchase Order for such Product or Service. Any such rescheduled date and price adjustment shall be reflected in a written Change Order (which may be a new or revised Purchase Order) signed by the parties.

Section 5.3Cancellation by the Supplier. The Supplier shall have the right to terminate any Agreement in whole or part (including its obligation to fill any unfilled Product order or perform any unperformed Service called for by the Purchase Order applicable thereto) in the event that:

(a)the Customer has failed to pay any amounts required to be paid by it pursuant to such Purchase Order and such nonpayment shall continue for more than fifteen (15) days after the Supplier has requested payment in writing, during which fifteen (15) days period the Supplier shall have the right, at its option, to suspend all work with respect to such Purchase Order or delay shipment or cease the production of any Product subject to such Agreement;

(b)the Customer has breached its obligations under such Agreement (other than payment breaches, as to which the provisions of clause (a) above govern) and such breach has not been remedied in all material respects by the Customer within thirty (30) days of Customer’s receipt of written notice from the Supplier of such breach; or

(c)a proceeding is instituted against the Customer seeking to adjudicate it as bankrupt or insolvent and such proceeding is not dismissed within sixty (60) days of filing; the Customer makes a general assignment for the benefit of its creditors; a receiver is appointed on account of the insolvency of the Customer; the Customer files a petition seeking to take advantage of any other applicable laws relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts; or the Customer is unable to pay its debts when due or as they mature.

If the Supplier elects to terminate any Agreement (in whole or in part) pursuant to this Section 5.3, the Supplier shall be entitled to all rights and remedies (except as expressly limited in this Master Agreement), at law or in equity, including Supplier’s reasonable legal fees and expenses incurred in connection with exercising such rights and remedies.

ARTICLE 6

OTHER AGREEMENTS AMONG THE PARTIES

Section 6.1Compliance with Laws and Policies.

(a)The Supplier shall perform its obligations under any Agreement in compliance with all laws, rules and regulations, Federal, state or municipal, which are now or may in the future become applicable to the Supplier or its business, and to equipment and personnel engaged in operations covered by such Agreement. Supplier shall provide federal employer certifications, as requested by the Customer. Supplier’s compliance with this Section 6.1(a) shall include, but not be limited to, compliance with the Drug Free Workplace Act of 1988, the Federal Mine Safety and Health Act of 1977, as amended, the Occupational Safety and Health Act, the Federal Labor Standards Act of 1938, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Vietnam Era Veterans Readjustment and Assistance Act of 1974, Executive Order 11625 (October 13, 1971), the Family Medical Leave Act of 1933, and U.S. government policies concerning Affirmative Action Compliance Programs (such as 41 CFR 60-250.4 (disabled veterans and veterans of the Vietnam era) and 41 CFR 60-741.4 (handicapped workers)), Minority Business Enterprises Subcontracting Programs, the Utilization of Minority Business Enterprises, Utilization of Small Business Concerns and Small Disadvantaged Concerns, and the Utilization of Labor Surplus Area Concerns, all as amended. Where applicable for any freight or other shipment services, Supplier shall comply with any mandatory drug testing regulations promulgated by the Department of Transportation (Federal Highway Administration, 49 CFR Parts 40 and 391). Customer reserves all rights as necessary for its satisfactory compliance with any duties, requirements, obligations or responsibilities that may apply to Customer under any applicable law, and Supplier agrees to fully cooperate with Customer regarding the same, including without limitation, providing any documentation that Customer deems reasonably necessary; provided, however, that nothing contained in this Section 6.1(a) shall impose a duty upon Customer to monitor or ensure Supplier’s compliance with laws or regulations applicable to it, which compliance shall remain the sole responsibility of Supplier in all cases. If delivery is made by Supplier to Customer across international borders, Supplier is responsible for complying with all import and export laws and regulations, obtaining all required governmental approvals and licenses, and paying all customs and duties in connection with such delivery to Customer.

(b)The Supplier shall perform the Work in compliance with all policies and procedures of general application of Customer relating to Health & Safety and Drug & Alcohol Abuse as provided by the Customer to the Supplier from time to time and provided they are substantially the same as those policies and procedures generally applicable to other similarly situated vendors or suppliers to the Customer. The Supplier acknowledges that a copy of such policies and procedures as in effect on the date hereof have been provided to the Supplier on or prior to the date of this Master Agreement.

(c)The Customer and the Supplier are Equal Opportunity Employers, and in the performance of this Agreement neither the Customer nor the Supplier shall engage in any conduct or practice which violates any applicable law, order or regulation prohibiting discrimination against any person by reason of his or her race, color, religion, national origin, sex, age, disability, protected veteran status, genetic information. or any other form of discrimination prohibited by law. Supplier shall not maintain any segregated facilities or permit its employees to work at any location under its control where segregated facilities are maintained. See 41 C.F.R. 60-1.8.

(d)Notwithstanding any other provisions of this Section 6.1, Supplier warrants that the Products and Services supplied under this Agreement have been and will be supplied in full and complete compliance with all present and future applicable environmental laws and regulations, including but not limited to requirements, if applicable, that chemical substances furnished under this Agreement be reported for EPA Toxic Substances Control Act inventory. Supplier will furnish to Customer (a) specific instructions for use and disposal of products furnished under any Agreement, if any, in compliance with all such environmental laws and regulations, and (b) upon Customer’s request, all certificates and forms necessary in Customer’s reasonable judgment to certify Supplier’s compliance with all such environmental laws and regulations. Prior to the use or delivery of any chemical or hazardous product on Customer’s premises, Supplier shall submit a current “material safety data sheet” (or MSDS) for such product.

Section 6.2Indemnification by Supplier. The Supplier shall, to the extent permitted by applicable law, indemnify, defend and hold harmless the Customer, its parent, subsidiaries and Affiliates, and their respective directors, officers, employees and representatives (collectively, the “Customer Indemnified Parties”) from and against, and pay and reimburse them for, all claims, demands, causes of action, liabilities, losses, costs, damages and expenses, including reasonable attorney fees (collectively, the “Losses”), in connection with injuries (including death) to any and all persons (including, but not limited to, any third parties, employees of the Customer and employees of the Supplier and any subcontractors), damages to property or the environment and any black lung, workers’ compensation or governmental or administrative claims, penalties, or fines, or any claim of infringement of third-party intellectual property rights, arising by reason of (i) any defect (including any latent defect and any defect in workmanship or design or manufacturing) in any Product or Service provided by the Supplier to the Customer, (ii) any intentional and wrongful, or negligent or reckless, action or omission of the Supplier and its Affiliates or any of their respective agents, employees, officers, directors or subcontractors in connection with any Agreement or the performance of any Work, (iii) any noncompliance by the Supplier and its Affiliates or any of their respective agents, employees, officers, directors or subcontractors with any law, rules, regulations, ordinance or codes applicable to Supplier’s performance of any Agreement, (iv) any breach by the Supplier of the provisions of any Agreement; and (v) Supplier’s failure on or after January 1, 2015 to provide and maintain “affordable” and “minimum value” healthcare coverage for Supplier’s employees as such terms for coverage are defined by the Patient Protection and Affordable Care Act (commonly referred to as Obamacare or the ACA) to the extent required by law.

Section 6.3Indemnification by the Customer. The Customer shall, to the extent permitted by applicable law, indemnify, defend and hold harmless the Supplier, its parent, subsidiaries and Affiliates, and their respective directors, officers, employees and representatives (collectively, the “Supplier Indemnified Parties”) from and against, and pay and reimburse them for, all Losses in connection with injuries (including death) to any and all persons (including, but not limited to, any third parties, employees of the Supplier and employees of the Customer and any subcontractors), damages to property or the environment and any black lung, workers’ compensation or governmental or administrative claims, penalties, or fines, or any claim of infringement of third-party intellectual property rights, arising by reason of (i) the failure by the Customer and its Affiliates and their respective employees, agents, contractors or other representatives to own, operate, store, maintain, install (if installation is performed by the Customer), repair or otherwise use any Product or Service (A) in the manner in which it was intended, (B) in compliance with all applicable product or manufacturer specifications, operating manuals, limitations or restrictions, (C) in accordance with all applicable laws, rules, regulations, ordinances or codes or (D) in compliance with the provisions of any Agreement, (ii) any intentional and wrongful, or negligent or reckless, action or omission of the Customer and its Affiliates or any of their respective agents, employees, officers, directors or subcontractors in connection with the Supplier’s performance of the Work, or (iii) any breach by the Customer of the provisions of any Agreement.

Section 6.4Limitation of Liabilities. NEITHER THE CUSTOMER NOR THE SUPPLIER WILL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, COVER, CONSEQUENTIAL, OR EXEMPLARY DAMAGES (INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS, REVENUE, OR BUSINESS) RESULTING FROM OR IN ANY WAY RELATED TO THE WORK OR ANY AGREEMENT OR THIS MASTER AGREEMENT. This limitation applies regardless of whether the damages or other relief sought are based in contract or tort, including breach of contract including warranty, negligence, strict liability in tort, or any other legal or equitable theory.

Section 6.5Intellectual Property. The Customer shall acquire no right, title or interest of any kind in, or with respect to, any of the Supplier’s or manufacturers’ trademarks appearing on goods or otherwise, or software developed or provided by the Supplier. Title to, or property rights in, software developed or provided by the Supplier shall pass to the Customer only pursuant to a separate written agreement specifically setting forth the property rights provided, and only if the Customer was specifically and separately invoiced for that software.

Section 6.6Force Majeure. Neither the Customer nor the Supplier shall be liable to the other Party for any loss or damage suffered by such Party, directly or indirectly, for any failure or delay of the other Party to perform hereunder or under any Agreement to the extent such failure or delay is caused by strikes, lockouts or other industrial labor disputes or disturbances or civil disturbance, government regulations, inability to obtain or revocation of export or import license, material shortages, fire, flood, acts of God, power failures, accidents or other causes of like character beyond such Party’s reasonable control (any such event, an event of “Force Majeure”).

Section 6.7Independent Contractor.

(a)The Supplier is an independent contractor and reserves the right to hire or discharge employees. The Supplier and its employees shall be qualified and have any required training to perform the services rendered. The Supplier shall provide adequate supervisory personnel at all times while Work is performed by the Supplier under any Agreement.

Supervisors shall be responsible for performance of services by the Supplier pursuant to the terms of any Agreement, for directing the activities of the Supplier’s employees and assuring the safe work practices of Supplier’s employees. If the Customer disagrees with Supplier’s method of execution of any services performed on Customer’s site, Customer may so advise the Supplier and both parties shall use their commercially reasonable efforts to resolve the dispute.

(b)Neither the Supplier nor anyone used or employed by the Supplier shall be deemed for any purpose to be the employee, agent, servant or representative of the Customer. The Customer shall have no direction or control of the Supplier except in the results to be obtained. The Parties agree that each Agreement, or its implementation, does not create a joint employer, single employer, alter ego, agency relationship or successorship relationship between the Supplier and the Customer. Nothing contained herein shall be construed as a waiver by Customer of any defenses available to it under law to claims brought against Customer arising from or related to Supplier’s performance of any Agreement. Customer further expressly reserves the right to assert, rely upon, or otherwise benefit from any and all rights or defenses available to it under any statute or common law in response to any claims brought against the Customer arising from or relating to Supplier’s performance of an Agreement.

(c)The Supplier agrees that for purposes of the Black Lung Benefits Act, and any claims thereunder, it is an employer. The Supplier further agrees that it is an "operator" as that term is defined by the regulations interpreting the Black Lung Benefits Act and the Mine Safety and Health Act of 1977, as amended.

Section 6.8Insurance. At all times, the Supplier shall provide at its own cost and expense, and shall maintain in effect with an insurance company reasonably satisfactory to Customer, the types and minimum amounts of insurance as specified in Exhibit A attached hereto. Prior to commencing any Work under any Agreement, Supplier shall furnish certificates of insurance including any endorsement) evidencing the insurance required hereunder and upon request shall furnish renewal certificates and true copies of the actual policies. Each certificate shall provide that thirty (30) days’ prior written notice shall be given to the Customer in the event of cancellation or material change in the policies. Each certificate (including endorsements) shall specify that the Customer, its parent, subsidiaries and Affiliates are named as additional insureds in all policies except worker’s compensation. The Supplier shall immediately (or, if immediate notice is not practicable, as soon thereafter as is practicable) provide written notice to the Customer concerning any accidents or occurrences resulting from injury to persons or property in any way arising out of or related to Supplier’s operations on the Customer’s site.

Section 6.9Lien Claims. So long as the Customer has made payments of undisputed amounts properly due and owing to the Supplier in accordance with the terms of an Agreement, the Supplier shall indemnify, pay for the reasonable cost to defend and hold harmless the Customer from any liens or claims for lien filed against any of the Customer’s property (the “Property”) by the Supplier or any of its subcontractors, suppliers, or others providing labor and materials for the Work in respect of such Agreement and for whom Supplier is responsible. With the exception of liens filed resulting from the failure of the Customer to make payments for undisputed amounts properly due and owing under such Agreement, the Supplier shall promptly bond over, satisfy or discharge such liens (or furnish other security acceptable to Customer). At the time of each invoice, if liens have been filed, which the Supplier is not able to remove or provide a bond and which is not due to the failure of the Customer to pay to the Supplier undisputed amounts properly due and owing under the terms of an Agreement, the Customer may, at its sole discretion, withhold payment up to and including 150% of the value of such liens then in place. Further, at the Customer’s sole discretion and to the extent allowed by applicable law, the Customer may require the Supplier to post a statutory lien bond to remove such liens from title to the Property.

Section 6.10Confidentiality.

(a)Confidential Information. All proprietary and other confidential information of a Party and its Affiliates, whether written, visual, electronically stored or otherwise, furnished by or on behalf of such Party or its Affiliates (the “Disclosing Group”) to the other Party and its Affiliates (the “Recipient Group”) for use in connection with this Master Agreement or any Agreement or otherwise obtained by any member of Recipient Group in the conduct of the Work (collectively, “Confidential Information”) shall be held in strictest confidence by the Recipient Group and shall not be disclosed to any other Person except as expressly provided for pursuant to this Section 6.10. Confidential Information shall be used by the Recipient Group only to complete the Work or otherwise in connection with the performance of an Agreement, and shall be returned or destroyed at the expiration or termination of this Master Agreement or, if longer, any Warranty Period then in effect, along with all copies, extracts, syntheses, compilations, or reproductions thereof; provided that copies or reproductions may be retained at the expiration of this Master Agreement or, if longer, Warranty Period then in effect only with the other Party’s prior written consent. The Supplier and the Customer hereby agree to be responsible for any use or disclosure of such information in breach of this Section 6.10. The Supplier and the Customer agree that if any such breach or threatened breach occurs, the non-breaching Party, in addition to any other remedies at law or in equity that it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief or specific performance or both.

(b)Exceptions and Exclusions. Confidential Information (as defined above) shall not include information that: (a) was known by or in the possession of the Recipient Group free of any obligation to keep it confidential and free of any restriction on use and disclosure; (b) was received from a third party without restrictions on use or disclosure, provided that the source of such information was not known by the Recipient Group to be bound by a confidentiality agreement with, or other contractual legal or fiduciary obligation of confidentiality to, the Disclosing Group with respect to such information; (c) was publicly known prior to its first receipt thereof from the Disclosing Group; (d) became publicly known after the time of the receipt thereof by the Recipient Group through no violation of this Master Agreement by the Recipient Group; or (e) was independently developed by employees or agents of the Recipient Group without the benefit of any Confidential Information of the Disclosing Group as can be reasonably demonstrated by the Recipient Group in writing.

(c)Disclosure Required by Legal Process, Securities Laws, Other Laws. Nothing contained in this Section 6.10 shall preclude a member of the Recipient Group from disclosing Confidential Information (i) reasonably believed by such Recipient Group member to be compelled or required by court decree, subpoena, legal or administrative order or process, or legitimate request by any governmental or regulatory agency or authority; provided that promptly following such disclosure, the Customer or Supplier who has (or whose Affiliate has) disclosed Confidential Information shall provide the other Party with prompt written notice of such disclosure, and (ii) to the extent required by (A) securities laws and the rules and regulations promulgated thereunder applicable to a member of the Disclosing Group or by the rules and regulations of any national securities exchange on which the securities of a member of the Disclosing Group are listed or (B) any other law, rule or regulation applicable to a member of the Disclosing Group.

ARTICLE 7

MISCELLANOUS

Section 7.1Assignment. Neither Party shall assign any right or delegate any duty under the Master Agreement or any Agreement without the prior written consent of the other; provided, however, that: (i) an Affiliate of the Supplier may perform some or all of the Work under any Agreement without notice to or the consent of the Customer; (ii) each of the Supplier and the Customer may, upon notice to but without the consent of the other Party, assign or transfer this Master Agreement and each Agreement and each of their respective rights and obligations hereunder and thereunder to (A) any financing party in connection with the Supplier’s or Customer’s efforts to obtain any equity or debt financing, by way of outright or collateral assignment, or (B) any entity into or with which the Customer or the Supplier is consolidated, amalgamated or merged (including by restructuring or reconstitution) or to which all or substantially all of the assets of the Customer or Supplier are sold or otherwise transferred; and (iii) in the case of the Customer, to any Affiliate thereof. The Parties agree that effective immediately upon Customer’s or Supplier’s notice to the other Party that it has assigned and delegated its rights and duties relating to this Master Agreement or any Agreement in accordance with this Section 7.2, the assignor shall be released from any and all obligations, duties and liabilities arising from or relating to this Master Agreement and such Agreement and any Purchase Order relating thereto, whether such obligations, duties and liabilities arise before or after the date of the Master Agreement, such Agreement or such Purchase Order, as the case may be (the “Assigned Duties”), which Assigned Duties and applicable rights under the assigned agreement(s) shall be fully delegated to and assumed by the assignee, and each of the Customer and the Supplier knowingly and voluntarily waives and releases any rights against the assignor upon receipt of Customer’s or Supplier’s notice of assignment, as the case may be.

Section 7.2Governing Law; Service; Jury Trial Waiver. The validity, interpretation and construction of the terms and conditions of this Master Agreement or any Agreement (including any Purchase Order relating thereto) shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Kentucky, exclusive of conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods shall not be applicable to this Master Agreement, any Agreement or any Purchase Order. Each of the Customer and the Supplier: (i) irrevocably waives personal service of process in any litigation relating to this Master Agreement or any Agreement or a Purchase Order; and (ii) irrevocably consents to service of process in any claim arising out of, or relating to, this Master Agreement or any Agreement or a Purchase Order by the mailing of copies thereof by express courier, with service to become effective on the business day of receipt; provided, however, that nothing in this Section shall affect the right of a Party to serve process in any other manner permitted by applicable law. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND AS SEPARATELY BARGAINED-FOR CONSIDERATION, EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY CLAIM ARISING OUT OF, OR RELATING TO, THIS MASTER AGREEMENT, ANY AGREEMENT AND/OR ANY PURCHASE ORDER ISSUED THEREUNDER.

Section 7.3Notices. All notices, requests or consents provided for by, or permitted to be given pursuant to, the Agreement must be in writing and must be given by (i) registered or certified mail, addressed to the Person to be notified, postpaid with return receipt requested, or (ii) by delivering such notice in person, by express courier by a nationally recognized overnight courier service, or (iii) by facsimile or e-mail to such Party. Notice given by personal delivery or express courier or mail shall be effective upon actual receipt. Notice given by facsimile or e-mail shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.

All notices to be sent to a Party pursuant to the Master Agreement or any Agreement shall be sent using the contact details set forth below or such other contact details as such Party may stipulate to the other Parties in the manner provided in this Section 7.3; provided, however, that, in the case of the Customer, notices shall also be sent to the representative of the Customer who is identified in the applicable Purchase Order as the Person to receive notices on behalf of the Customer with respect to such Purchase Order.

If to the Supplier, to it at:

For Purchase Orders and Invoicing:

Saminco Solutions LLC

10030 Amberwood Road

Fort Myers, FL 33913

Attention: Cari Wilcox

Email: cwilcox@samincotechnologies.com

Facsimile: (239) 561-1502

For all other notices:

Saminco Solutions LLC

10030 Amberwood Road

Fort Myers, FL 33913

Attention:Cari Wilcox

Deborah Lackey

Email: cwilcox@samincotechnologies.com

Email: dlackey@samincotechnologies.com

Facsimile: (239) 561-1502

If to the Customer, to it at:

CR Services, LLC

d/b/a CR Services, LLC of Kentucky

35 Frank Cox Road

Madisonville, KY 42431

Attention: Mike Carlisle

Email: mike.carlisle@arlp.com

Facsimile: (270) 389-2665

and to

CR Services, LLC

d/b/a CR Services, LLC of Kentucky

1586 Balls Hill Road

Nebo, KY 42441

Attention: Ben Pennington

Email: ben.pennington@arlp.com

Facsimile: (270) 249-2480

Section 7.4 Severability. The provisions of this Master Agreement and each Agreement is severable from the others. Should any provision of the Master Agreement or any Agreement be found invalid or unenforceable, such provision shall be ineffective only to the extent required by applicable law, without invalidating the remainder of such provision or the remainder of the Master Agreement or relevant Agreement (as the case may be). Further, to the extent permitted by applicable law, any provision found invalid or unenforceable shall be deemed automatically redrawn to the extent necessary to render it valid and enforceable consistent with the Parties’ intent.

Section 7.5Waiver. The failure of the Supplier or the Customer in any one or more instances to enforce one or more of the terms or conditions of the Master Agreement or any Agreement or to exercise any right or privilege in the Master Agreement or any Agreement or the waiver of any breach of the terms or conditions of the Master Agreement or any Agreement shall not be construed as thereafter waiving any such terms, conditions, rights, or privileges, except to the extent expressly stated otherwise elsewhere in the Master Agreement or any Agreement.

Section 7.6No Modifications. No comment, instruction, approval or consent given or made by the Customer (or others acting on the Customer’s behalf), and no failure to make any comment or instruction in relation to the Work upon inspection, examination or testing of, or witnessing of tests in relation to, the Work or any other action or failure to act by the Customer (or others acting on the Customer behalf) shall relieve the Supplier of liability for, or modify, any of the Supplier’s duties, obligations or responsibilities under the Master Agreement or any Agreement.

Section 7.7Survival. The provisions of the Master Agreement and each Agreement that by their nature survive its termination (including indemnities, waivers, releases, warranties,

licenses, and confidentiality and governing law provisions) shall survive, regardless of the basis for such termination.

Section 7.8Entire Agreement. The terms and conditions set forth in each Agreement shall constitute the entire understanding of the Parties relating to the provision of the Work required thereunder. Any modification or revision of these Articles 1 to 7 contained in any Agreement (except as expressly permitted by a reference herein to an item of the Purchase Order), acknowledgement or other communication by the Supplier is hereby expressly objected to by Customer and shall not operate to modify the Agreement or the Master Agreement. The Master Agreement and each Agreement may be amended only by a written instrument signed by both Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Master Agreement to be executed on the day and year first above written.

SUPPLIER:

Saminco Solutions LLC

By:	/s/ Deborah Lackey
Name: Deborah Lackey
Title: Manager

CUSTOMER:

CR Services, LLC
(d/b/a in Kentucky as CR Services, LLC
of Kentucky)

By:	/s/ Brandon Higgs
Name: Brandon Higgs
Title: VP of Purchasing

Exhibit A

INSURANCE REQUIREMENTS

SUPPLIER’S MINIMUM INSURANCE REQUIREMENTS

Required Insurance Coverage

Workers’ Compensation	Statutory

Employers’ Liability (per accident)	$1,000,000

Commercial General Liability (per occurrence)	$1,000,000 CSL
Bodily Injury & Property Damage	(Combined Single Limit)

Automobile Liability	$1,000,000 CSL
Bodily Injury & Property Damage	(Combined Single Limit)

Excess or Umbrella Liability	$5,000,000 CSL
(In addition to above limits)	(Combined Single Limit)

The following apply to all policies:

1.

The Customer, its parent, subsidiaries and affiliates and their agents, directors, officers and employees, shall be included as additional insureds on all policies (including endorsements) (except Workers' Compensation coverage)

2.	The Customer shall receive thirty days’ written notice of cancellation or any material change
3.	Coverage under all insurance required to be carried by Supplier shall be primary insurance exclusive of any other existing valid and collectible insurance
4.	All policies shall contain a waiver of subrogation in favor of Customer
5.	All policies described below shall have adequate territorial and navigation limits for the location of the work
6.

All insurance shall be with insurers acceptable to the Customer (Insurer shall be a licensed or registered company in the state where contract operations are conducted and must have a Best's rating of at least B+7)

A. Workers’ Compensation and Employers’ Liability shall include:

1.Statutory Workers’ Compensation for state of hire or operation including Federal Black Lung Benefits

If work is to be performed at one of the Customer’s facilities, the Supplier’s Workers’ Compensation coverage shall be pursuant to a policy issued by the State in which such facility is located, insuring its activities in such State to the minimum extent required under the law of such State, and the Supplier shall provide certification of this provision to the Customer.

2.Employers’ Liability

B. Commercial General Liability (Occurrence Form) shall include:

1.Premises/Operations

2.Independent Contractors

3.Personal Injury

4.Products/Completed Operations (five years following completion)

5.Blanket Contractual Liability

6.Cross Liability/Severability of Interests

7.Governmental claim

8.Defamation\libel\slander

9.Explosion, Collapse and Underground

C. Comprehensive Automobile Liability shall include

1.Owned vehicles

2.Non-Owned vehicles

3.Hired vehicles

D. Excess Liability, (Occurrence Form) shall include and be in addition to the following underlying coverage:

1.Employer’s Liability

2.Commercial General Liability

3.Comprehensive Automobile Liability

E. Supplier’s Equipment (including but not limited to equipment, specialty tools, and property in course of work) shall include:

1.All Risk form (including transit)

2.Replacement Cost valuation

3.Co-Insurance Waiver

The Customer reserves the right to require certified copies of any or all policies (including endorsements) . The above minimum insurance requirements are subject to change at the request of the Customer (if consistent with the Customer’s practices and requirements of other similarly situated vendors) and the consent of the Supplier (not to be unreasonably withheld, delayed or conditioned).